Rule 424(b)(3)
                                                              File No. 333-59019
                                                              File No. 333-71827

                                  NAVIDEC, INC.
 Prospectus Supplement to Prospectuses Dated July 22, 1998 and February 4, 1999


     NAVIDEC, Inc. (the "Company") announced on March 10, 1999 that the Company entered into an agreement with Verio Inc. (Nasdaq: VRIO), a domain-based web hosting company. The Company will assist Verio to convert Verio's customer e-mail accounts to Netscape's advanced messaging platform. The Company anticipates that the revenue for the Company from that agreement will be approximately $1.5 million and that the majority of the e-mail conversion will be completed prior to the end of the first quarter of 1999. The agreement between the Company and Verio is part of Verio's recently announced contract with Netscape Communications Corporation to convert nearly 8 million customer e-mail accounts to the Netscape product line.

     This Prospectus Supplement should be read in conjunction with the Company's Prospectuses dated July 22, 1998 and February 4, 1999.

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            The date of this Prospectus Supplement is March 10, 1999

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